Exhibit 99.1

FOR IMMEDIATE RELEASE

Energizer Holdings, Inc. Appoints Timothy Gorman Interim Chief Financial Officer

Brian Hamm to Pursue Other Opportunities

Company Reaffirms Fiscal Year 2017 Outlook

ST. LOUIS, June 8, 2017 — Energizer Holdings, Inc. (NYSE: ENR) today announced that the company has appointed Timothy W. Gorman as interim Chief Financial Officer, effective immediately. Mr. Gorman will succeed Brian K. Hamm, Executive Vice President and Chief Financial Officer, who is leaving the company to pursue other opportunities. Mr. Hamm will work with Energizer to ensure a seamless transition.

Mr. Gorman currently serves as Energizer’s Vice President and Controller, Chief Accounting Officer and will assume responsibility for all financial-related functions. The company has retained Russell Reynolds Associates, a nationally recognized executive search firm, to identify a permanent CFO and will consider both internal and external candidates.

“We are pleased that Tim has agreed to assume the interim CFO position and I look forward to working closely with him as he takes on these expanded responsibilities,” said Alan Hoskins, Chief Executive Officer. “Tim brings significant financial expertise and public company experience to this position. His comprehensive understanding of our business makes him the ideal person to manage this transition.”

“I am excited to take on the interim CFO position,” said Mr. Gorman. “Energizer is well-positioned and has produced strong financial results as evidenced by our recent second quarter earnings and increased fiscal year guidance. I look forward to working with senior management and the team to continue this momentum and execute on the strategic priorities that have created significant value for shareholders.”

Mr. Hoskins continued, “On behalf of the entire Board of Directors, I want to thank Brian for his significant contributions to Energizer. Most notably, Brian played a key leadership role during the company’s separation into two publicly-traded companies. We wish him the best in his future endeavors.”

“I want to thank everyone at Energizer I have worked with over the last 10 years,” said Mr. Hamm. “I have enjoyed serving as CFO and I am proud of the tremendous progress we have made in building a strong finance organization. I look forward to watching the company’s continued success as I move into the next chapter of my career.”

Energizer is reaffirming its previously announced adjusted EPS outlook for the fiscal year 2017 of $2.75 to $2.85.

About Timothy W. Gorman:

Mr. Gorman has served as Vice President and Controller, Chief Accounting Officer of Energizer since September 2014. Prior to that, he served as Senior Vice President & Controller of PepsiAmericas, Inc. After his tenure at PepsiAmericas, Inc., Mr. Gorman served as an independent financial consultant. During his tenure at PepsiAmericas, Inc. (previously known as Whitman Corporation), Mr. Gorman served in a number of finance roles of increasing responsibility, including Vice President, Planning and Reporting and Assistant Controller.

About Energizer Holdings, Inc.:

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and Eveready®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL® and Eagle One®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

Forward Looking Statements

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the company’s EPS outlook for its 2017 fiscal year. These statements generally can be identified by the use of forward-looking words or phrases such as “will,” “outlook,” “execute” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, outlook or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by our forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•	our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom’s referendum vote and announced intention to exit the European Union at some future date;

•	the impact of raw materials and other commodity costs;

•	the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the auto care operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of advertising and product liability claims and other litigation;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; and

•	any difficulties or delays we encounter in identifying a successor Chief Financial Officer.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 15, 2016.

For further information: Jacqueline Burwitz, Investor Relations, 314-985-2169, JacquelineE.Burwitz@energizer.com